Exhibit 99.1

Carvana to Accelerate Growth Through Acquiring ADESA U.S. Physical Auction Business from KAR Global

•	Proposed transaction will provide significant infrastructure and team to expand and enhance Carvana’s customer offering with a broader selection of vehicles and even faster delivery times

•	At full utilization, ADESA U.S. reconditioning operations expand Carvana annual production capacity by 2M+ units to over 3M

•	78% of U.S. population will be within 100 miles of a Carvana inspection and reconditioning center once ADESA’s 56 U.S. sites are fully built out within Carvana’s production network

•	Carvana will continue to operate and expand ADESA auction business under the leadership of ADESA President John Hammer

PHOENIX – Feb. 24, 2021 embargoed until 2:05 p.m. MST – Carvana (NYSE: CVNA), the industry pioneer for buying and selling cars online, has signed a definitive agreement to acquire ADESA’s US physical auction business (“ADESA U.S.”), a wholly owned subsidiary of KAR Global (NYSE: KAR), subject to customary closing conditions, for $2.2 billion in cash. ADESA U.S. is the second largest provider of wholesale vehicle auction solutions in the United States with 56 sites and approximately 4,500 corporate and operations team members. In 2021, the ADESA U.S. business facilitated more than one million transactions through those sites, which total approximately 6.5 million square feet of buildings on more than 4,000 acres.

“We are thrilled to welcome ADESA U.S. to the Carvana family. Together with Carvana’s existing operations, ADESA U.S.’s nationwide infrastructure network and robust, highly profitable business will accelerate Carvana’s progress toward becoming the largest and most profitable automotive retailer,” said Ernie Garcia, Carvana Founder and CEO. “Over time, we will leverage our combined infrastructure and complementary expertise to deliver even better selection, better value, and faster delivery times to our retail customers while simultaneously raising the bar and providing more access and better experiences to our wholesale customers.”

Carvana and ADESA U.S.’s footprints are highly complementary and combining them extends the collective reach of the two businesses. ADESA U.S.’s existing and potential reconditioning operations can contribute 2M+ incremental units to Carvana’s annual production at full utilization. Further, 78% of the U.S. population lives within 100 miles of either an ADESA U.S. or existing Carvana inspection and reconditioning center, meaning customers will have access to more vehicles with faster delivery times than ever before.

“ADESA earned its place as a respected brand in our industry because of its dedicated team and robust operations,” Garcia said. “We have long admired ADESA, having come to appreciate their approach as a customer for many years. We look forward to joining forces and continuing on the path of delivering the best customer offering for both retail and wholesale customers.”

Carvana will continue to operate ADESA U.S.’s existing wholesale auction business and related services under the ADESA brand. ADESA U.S. President John Hammer additional senior and executive leadership and teams will transition to Carvana after the deal is closed. The ADESA U.S. business generated over $800M of revenue and over $100M of EBITDA* in 2021.

“ADESA and Carvana are committed to ensuring a smooth, seamless transition for the ADESA U.S. physical auction customers,” said John Hammer, President of ADESA. “We look forward to bringing our innovative teams together and combining the power of our physical auction and retail capabilities to better serve buyers, sellers and consumers across the automotive industry.”

Carvana has received committed financing of up to $3.275B from JPMorgan Chase Bank N.A. and Citi and intends to fund the purchase price and an additional $1 billion in improvements across the 56 sites through a committed debt financing.

Carvana is advised by Citi and J.P. Morgan Securities LLC as financial advisors and Kirkland & Ellis LLP as legal counsel .

Carvana Investor Relations will host a conference call to discuss this transaction and its fourth quarter and full year 2021 earnings on Thursday, February 24, 2022 at 5:30 p.m. EST: Webcast and Live Call at (833) 255-2830.

*EBITDA of the ADESA U.S. business is a non-GAAP financial measure. A reconciliation of EBITDA to net income of the ADESA U.S. business can be found in the investor presentation related to this transaction, and posted on Carvana’s website at https://investors.carvana.com/events-and-presentations.

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About Carvana (NYSE: CVNA)

Founded in 2012 and based in Phoenix, Carvana’s (NYSE: CVNA) mission is to change the way people buy and sell cars. With a continued focus on its customers, technology and innovation, Carvana offers an intuitive and convenient online car buying, selling, and financing experience. Carvana.com enables customers to quickly and easily shop more than 55,000 vehicles, finance, trade in or sell their current vehicle to Carvana, sign contracts and schedule delivery or pickup at one of its patented, automated Car Vending Machines. Carvana is a Fortune 500 company, providing as-soon-as-next-day delivery to customers in over 300 U.S. markets. For further information on Carvana, please visit www.carvana.com, or connect with us on Facebook, Instagram, Twitter, YouTube or the Carvana Blog.

Contacts:

Investors

Mike Levin

investors@carvana.com

Media

Kristin Thwaites

press@carvana.com